Exhibit 99.(h)(1)

Administration Agreement

This Agreement made as of July 8, 2022, and to have an effective date with respect to a Portfolio (as defined below) on a date that is mutually agreed upon in writing by the Administrator (as defined below) and the relevant Trust (as defined below), is by and between each management investment company identified on Schedule A hereto (each such investment company and each management investment company made subject to this Agreement in accordance with Section 18 below shall hereinafter be referred to as a “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company that will comprised of a single or multiple series (each, a “Fund” and collectively, the “Funds”), and is registered, or will be prior its commencement of operations, with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	Delivery of Documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act (or, if not effective, the latest filing and the filing upon effectiveness) and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

g.	It will promptly notify the Trust in the event that the Administrator is for any reason unable to perform any of its obligations under this Agreement;

h.	It will promptly notify the Trust, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

i.	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Administrator’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Administrator further represents and warrants that it will promptly notify the Trust if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is, or will be prior to the commencement of its operations, an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

i.	It has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Trust to operate as presently contemplated.

The Trust further represents and warrants that it will promptly notify the Administrator if any of the above ceases to be true or if it is unable to perform its obligations under this Agreement for any reason.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

In performing the services hereunder, the Administrator shall comply with the applicable provisions of the Trust’s current Prospectus(es) and SAI(s), and effective amendments thereto. The Trust shall promptly provide the Administrator with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Trust’s Board of Trustees which relate to its shares.

6.	Fees; Expenses; Expense Reimbursement

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust, on behalf of each Fund, agrees to reimburse the Administrator for its reasonable out-of-pocket costs set out in the fee schedule. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Administrator will bear its own expenses. The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Administrator and/or Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	Proper Instructions and Advice

a.       The Trust or any other person duly authorized by the Trust shall communicate to the Administrator by means of Proper Instructions (as defined in Section 7.a. below). Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Trustees of the Trust, or the delegate of the Board (including Trust officers), shall have from time to time authorized or (ii) communication effected directly between the Trust or its third-party agents and the Administrator by electro-mechanical or electronic devices, provided that the Trust and the Administrator agree to security procedures. The Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust. Oral instructions shall be considered Proper Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such instructions; provided, however, that the Trust shall cause all authorized oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate.

b.       At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. Where circumstances arise that the Administrator believes advice from counsel may be necessary, the Administrator will notify the Trust. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice provided, however, with respect to the performance of any action or omission of any action upon such advice, the Administrator shall be acting within the standard of care set forth in Section 8. The Administrator shall promptly notify the Trust of the receipt of such advice. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek instructions or advice.

8.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 13, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of fund administration and fund accounting services in carrying out the provisions of this Agreement and use all reasonable efforts in performing the services under this Agreement. The Administrator shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without negligence, bad faith or willful misconduct in connection with the provision of services hereunder, provided that the Administrator shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Administrator’s own bad faith, negligence, willful misconduct or disregard of its duties and obligations under this Agreement. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises directly from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust (“Prior Records”) except as may arise from Administrator’s own negligence, bad faith or willful misconduct or the negligence, bad faith or willful misconduct of an agent of the Administrator provided that the Administrator shall notify the Trust as soon as practicable after becoming aware in the course of performing its duties hereunder of an error or incomplete information in such Prior Records. For the avoidance of doubt, the Administrator shall have no responsibility to review, confirm or otherwise verify the accuracy or completeness of any Prior Records. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent arising directly from the failure to exercise the standard of care set out in this Section 8 or the bad faith, negligence or willful misconduct of the Administrator, its agents, officers or employees.

Except as may arise from the Administrator’s failure to exercise its standard of care, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Administrator believes consistent with other similarly situated providers of fund administration services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with the Trust any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

In any event, except as otherwise agreed to in writing by the parties hereto, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. For any partial first year, the annual cumulative liability hereunder shall be the Administrator’s total compensation earned and fees payable hereunder during such partial first year on an annualized basis.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality and Use of Data

“Confidential Information” means all information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked “confidential”, “restricted”, “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which each party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement: (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source. “Data” means any Confidential Information of the Trust relating to its holdings, transactions or other information that the Administrator obtains with respect to the Trust in connection with the provision of the services under this Agreement or any other agreement.

Subject to this Section 9, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party. Except as expressly contemplated by this Agreement, nothing in this Section 9 will limit the confidentiality and data-protection obligations of the Administrator and its agents and affiliates under this Agreement and applicable law.

Subject to this Section 9, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement. The Administrator and its affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust or any Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. The Trust acknowledges that the Administrator may seek and realize economic benefit from the publication or distribution of the Indicators.

The Receiving Party may disclose the Disclosing Party's Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 9. Where the Administrator is the Receiving Party, “Representatives” will include its affiliates and Service Providers (as defined below). The Administrator may disclose and permit use (as applicable) of Confidential Information of the Trust without the Trust’s consent: (i) to its affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any Proper Instruction, including in accordance with the standard practices or requirements of any financial market utility and (ii) to its affiliates in connection with the management of the businesses of the Administrator and its affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing. The Administrator shall cause any affiliate, agent or Service Provider to which it has disclosed Confidential Information pursuant to this Section 9 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information must be disclosed under obligations of confidentiality. The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent such disclosure is required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority). Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach. Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such party had used or disclosed such Confidential Information itself. In no event will the Administrator allow representatives of its asset management division or affiliates engaged in asset management to have access to or to use Confidential Information of the Trust, including Data.

The Administrator will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Administrator may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

To the extent reasonably possible, shareholder information made available to third parties by the Administrator will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder). The Administrator affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10.	Compliance with Governmental Rules and Regulations; Records

The Administrator agrees to perform its duties hereunder in accordance with applicable law; however, the Administrator assumes no responsibility for ensuring that the Trust complies with all securities, tax, commodities and other laws, rules and regulations applicable to the Trust.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator.

11.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending August 31, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Trust’s determination that there is a reasonable basis to conclude that the Administrator is insolvent or that the financial condition of the Administrator is deteriorating in any material respect.

Upon termination of this Agreement pursuant to this Section with respect to the Trust or a Fund, the Trust shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements except, if termination is based on termination for a material breach of this Agreement coupled with the Administrator’s failure to meet its standard of care under this Agreement, less any losses or damages caused by such event.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Administrator agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct. If directed by the Trust, the Administrator will provide the services hereunder until a replacement administrator is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation. The Administrator will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Administrator customarily charges for such assistance.

13.	Delegation

The Administrator shall have the right, without prior notice to or the consent the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate”), to provide or assist it in the provision of any part of the services provided pursuant to this Agreement, other than services required by applicable law to be performed by the Administrator itself. The Administrator will be liable to the Trust for the acts and omissions of its Delegates as if it had committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates. The term Delegate does not include third-party authorized data sources, or suppliers of information technology or related services, and the Administrator shall have no liability for their acts or omissions; provided, however, the foregoing is not intended to, and shall not, limit or modify the Administrator’s provision of services and related obligations hereunder. The Administrator will provide or make available to the Trust on a quarterly or other periodic basis information regarding its global operating model for the delivery of the services, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this paragraph shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services, provided, the Administrator will be liable to the Trust for the acts and omissions of such affiliates and third parties as if it had committed such acts and omissions itself and the Administrator shall be responsible for the compensation of any such affiliates and third parties.

With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provide its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

14.	Notices

Unless otherwise specified, all notices, requests, claims, demands and other communications under this Agreement (other than routine operational communications) will be in writing and will be taken to have been given when: (i) delivered by hand; or (ii) on the next Business Day after being sent by e-mail (unless the sender received an automated message that the e-mail has not been delivered); (iii) on the next Business Day after being sent by overnight courier service for next Business Day delivery; or (iv) on the third Business Day after being sent by registered or certified mail, return receipt requested, in each case to the respective parties hereto at the following addresses, or such other address or e-mail address as a party may specify by written notice from time to time:

If to the Trust:

WisdomTree Digital Trust

250 West 34th Street, 3rd Floor

New York, NY 10119

Attn: Legal Department

Telephone:

E-mail: legalnotice@wisdomtree.com

If to the Administrator:

State Street Bank and Trust Company

1 Iron Street, 5th Floor

Boston, MA 02210

Attn: Michael Hug, Vice President

Telephone: (617) 662-0670

E-mail: mhug@statestreet.com

with a copy to:

State Street Bank and Trust Company

Legal Division – Institutional Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

For the purposes of this Section 14, “Business Day” shall mean a day on which the Administrator is open for business in the market or country in which a transaction or an action by a party takes place.

15.	Amendment

This Agreement may be amended by a written agreement executed by both parties.

16.	Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) by the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

17.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

18.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19.	Additional Trusts and Funds

In the event that any management investment company in addition to those listed on Schedule A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if the Administrator agrees in writing to provide such services, which shall not be unreasonably withheld, such management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof. In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing, and if Administrator agrees in writing to provide such services, such series of shares shall become a Fund hereunder.

20.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

22.	Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

24.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.	Limitation of Liability of the Trustees and Shareholders

This Agreement is executed by the Trust with respect to each of its Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

27.	Internal Controls Review and Report

The Administrator will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Administrator in the provision of the Services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Administrator will provide a copy of the report to the Trust upon request.

28.	Cooperation with Accountants

The Administrator shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

29.	Insurance

The Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Administrator under this Agreement.  Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Administrator shall furnish to the Trust a summary of the Administrator’s applicable insurance coverage.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

Wisdomtree Digital TRust

By:	/s/Stuart Bell
Name:	Stuart Bell
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/Jason Becker
Name:	Jason Becker
Title:	Sr. Vice President

Administration Agreement

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

WisdomTree Digital Trust

WisdomTree Short-Term Treasury Digital Fund

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto; and

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto.

IV.	[Reserved];

V.	[Reserved]; and

VI.	Fund Administration Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust and input comments* associated with financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, =and other quarterly reports (as mutually agreed upon), including notes to the financial statements and tax footnote disclosures where applicable;

b.	Prepare the Trust’s financial statements and coordinate the audit of and input comments associated with the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules while making any other information available at the reasonable request of the auditors or the Trust, including a conference room at the Administrator;

c.	Prepare for the review by designated officer(s) of the Trust and input comments associated with the Trust’s financial information required by Form N-1A (including performance and expense information), proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, accrue expenses as instructed and arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices (and directly file Form 24f-2 with the SEC), including coordination of payment;

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i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

* As set forth in Schedules B1-B3, references to “input comments” shall mean the aggregation of comments from all relevant parties (e.g., legal, tax, audit, advisory personnel), submission of comments to the financial printer (as applicable), review of revised proofs and dissemination of revised proofs to applicable parties.

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SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review by the Trust’s independent accountants and by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Calculate and review annual minimum distributions (income and capital gain) for both federal and excise tax purposes prior to their declaration and provide to the Trust’s transfer agent;

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm; and

g.	Prepare for execution and file as paid preparer, the Trust’s federal and state income tax returns, federal excise tax returns and any supporting schedules to such returns. The Administrator shall prepare all United States tax returns for the Trust and any supporting schedules in accordance with all applicable laws, rules and regulations, including the rules, standards and requirements that apply to paid preparers;

h.	Prepare monthly, quarterly or annual (depending on funds’ dividend frequency) distributable income calculations from a tax basis; and

i.	Prepare for review and filing IRS form TD F 90-22.1 (Report of Foreign Banks and Financial Accounts) for the Fund.

The Trust acknowledges that the paid preparer services and other tax-related services performed by the Administrator do not constitute tax advice and the Trust agrees the Administrator shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, any Fund or the Administrator as administrator to the Trust by the tax law of the United States or of any state or political subdivision thereof, provided that this sentence does not relieve the Administrator from responsibility and liability for its duties hereunder, including adherence to the applicable standard of care.

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Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

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SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated July 8, 2022 (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and WISDOMTREE DIGITAL TRUST (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

WisdomTree Digital Trust

By:	/s/Stuart Bell

Name (printed):	Stuart Bell

Title:	President

Date:	July 8, 2022

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SCHEDULE B2(ii)

•	State Street Corporate Services Mumbai Private Limited
•	State Street Technology (Zhejiang) Company Limited

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SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, coordinate the Board book and committee meeting book production (including requests from relevant parties for materials), seek timely receipt of such materials and assemble, print, hard copy and distribute hard copies and .pdf. copy (with bookmarks), make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

c.	Prepare, coordinate, review, input comments and file with the SEC the following documents: Form N-CSR, Form N-PX, Form 40-17G and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

d.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of the Trust’s Declaration of Trust and By-laws, Trust policies and procedures and post and maintain .pdf copies of such documents and Board and committee materials and minutes, and any other documents that the parties agree upon, via the “board books” portal on mystatestreet.com;

g.	Assist in developing guidelines and procedures to improve overall compliance by the Trust and provide samples of such guidelines/procedures upon reasonable request;

h.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

i.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

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j.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

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Schedule B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trusts not administered by the Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

(b)	Quarterly Portfolio of Investments Services:

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Trust, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of the Trust, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

The parties acknowledge that so long as the Administrator serves as administrator and as custodian, accountant and transfer agent for the Trust and each Fund, certain of the Required Data may reside on the Administrator’s internal systems.

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(c)	Liquidity Risk Measurement Service:

The Administrator will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Trust:

As applicable, the Administrator will provide the Trust with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Administrator and the Trust) and, as applicable, aggregated monthly for purposes of inclusion in the Administrator’s standard N-PORT filing template. Services also will include the Administrator’s standard liquidity Trust profile report and online access to the Administrator’s dynamic risk reporting tools via my.statestreet.com which enable Trusts to analyze and generate risk reporting.

The Liquidity Risk Measurement Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties. To the extent the Trust desires to add additional Funds the parties will promptly cooperate to amend Annex 1 in respect thereof.

Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, (ii) Liquidity Risk Measurement Services, and (iii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

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In connection with the provision of the Form N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data and related information to the Administrator (including State Street Data, to the extent the Administrator requires documentation related to such provision under other existing agreements with the Trust or with respect to any Fund), in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Trust (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

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2.       The Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN, the Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN, the Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Trust acknowledges and agrees on the following matters:

(A)       The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services.

(B)       The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

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(C)       The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)       The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

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(E)       The Services, the Materials (except any raw data or pre-existing records that are the property of the Trust or the Funds prior to their furnishing to the Administrator in connection with the provision of the Services hereunder, and then only in their original format (“Trust Property”)) and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials (except Trust Property) or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)       The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX I

WISDOMTREE DIGITAL TRUST

Further to the Administration Agreement dated July 8, 2022, between WisdomTree Digital Trust (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Liquidity Risk Measurement Services
WISDOMTREE DIGITAL TRUST	FREQUENCY
WisdomTree Short-Term Treasury Digital Fund	Monthly*

*To the extent a Fund desires greater frequency, such as weekly or daily, the Trust shall provide written notice to the Administrator indicating such changed frequency and the Administrator and the Trust shall cooperate to make such change as soon as reasonably practicable (including executing changes to fee schedules and other relevant documentation with respect to such Service, as required).

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Form N-PORT Services and Quarterly Portfolio of Investments Services
WISDOMTREE DIGITAL TRUST	Service Type
WisdomTree Short-Term Treasury Digital Fund	Standard N-PORT and N-CEN Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services

Form N-CEN Services
WISDOMTREE DIGITAL TRUST

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

WisdomTree Digital Trust		STATE STREET BANK AND TRUST COMPANY

By:	/s/Stuart Bell	By:	/s/Jason Becker
	Name: Stuart Bell		Name: Jason Becker
	Title: President		Title: Sr. Vice President
	Address: 250 West 34th Street, 3rd Floor		Address: One Heritage Dr.
	New York, NY 10119		North Quincy, MA 02171
	Date: July 8, 2022		Date: July 8, 2022

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